Filed Pursuant to Rule 433
                                                         File No.: 333-132249-19

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

      The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2008-A CERTIFICATES


                                            Pass-
                           Initial Class   Through
Class                       Balance(1)       Rate                               Principal Types(2)
------------------------   -------------   --------   -----------------------------------------------------------------------
Offered Certificates
Class 1-A-1(5) .........    $570,726,000     (6)      Super Senior/Senior(7), Pass-Through, Exchangeable
Class 1-A-2 ............     $23,807,000     (6)      Super Senior Support, Pass-Through
Class 1-A-3(5) .........    $324,628,000     (8)      Super Senior, Sequential Pay, Exchangeable REMIC
Class 1-A-4(5) .........    $108,209,000     (8)      Super Senior, Sequential Pay, Exchangeable REMIC
Class 1-A-5(5) .........    $432,837,000     (8)      Super Senior, Pass-Through, Exchangeable
Class 1-A-6(5) .........    $137,889,000     (6)      Super Senior/Super Senior Support(9), Pass-Through, Exchangeable REMIC
Class 1-A-7(5) .........       (10)        0.300000%  Senior, Notional Amount, Exchangeable REMIC
Class 1-A-R ............            $100     (6)      Senior, Sequential Pay
Class 2-A-1(5) .........    $150,038,000     (11)     Super Senior/Senior(12), Pass-Through, Exchangeable
Class 2-A-2 ............      $6,260,000     (11)     Super Senior Support, Pass-Through
Class 2-A-3(5) .........     $85,342,000     (13)     Super Senior, Sequential Pay, Exchangeable REMIC
Class 2-A-4(5) .........     $28,447,000     (13)     Super Senior, Sequential Pay, Exchangeable REMIC
Class 2-A-5(5) .........    $113,789,000     (13)     Super Senior, Pass-Through, Exchangeable
Class 2-A-6(5) .........     $36,249,000     (11)     Super Senior/Super Senior Support(14), Pass-Through, Exchangeable REMIC
Class 2-A-7(5) .........       (10)        0.300000%  Senior, Notional Amount, Exchangeable REMIC
Class 3-A-1(5) .........     $69,018,000     (15)     Super Senior/Senior(16), Pass-Through, Exchangeable
Class 3-A-2(5) .........      $2,879,000     (15)     Super Senior Support, Pass-Through, Exchangeable REMIC
Class 3-A-3(5) .........     $39,257,000     (15)     Super Senior, Sequential Pay, Exchangeable REMIC
Class 3-A-4(5) .........     $13,086,000     (15)     Super Senior, Sequential Pay, Exchangeable REMIC



                                                         Minimum      Incremental    Certificate     Final Scheduled
Class                          Interest Types(2)       Denomination   Denomination      Form       Distribution Date(3)
------------------------   -------------------------   ------------   ------------   -----------   --------------------
Offered Certificates
Class 1-A-1(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 1-A-2 ............         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 1-A-3(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 1-A-4(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 1-A-5(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 1-A-6(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 1-A-7(5) .........   Fixed Rate, Interest Only     $1,000,000             $1   Book-Entry      January 20, 2038
Class 1-A-R ............         Variable Rate                 $100       N/A        Definitive      January 20, 2038
Class 2-A-1(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 2-A-2 ............         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 2-A-3(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 2-A-4(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 2-A-5(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 2-A-6(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 2-A-7(5) .........   Fixed Rate, Interest Only     $1,000,000             $1   Book-Entry      January 20, 2038
Class 3-A-1(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 3-A-2(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 3-A-3(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 3-A-4(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038

                             Initial Rating of
                              Certificates(4)
                           ----------------------
Class                      S&P    Moody's   Fitch
------------------------   ----   -------   -----
Offered Certificates
Class 1-A-1(5) .........   AAA      Aaa      AAA
Class 1-A-2 ............   AAA      Aaa      AAA
Class 1-A-3(5) .........   AAA      Aaa      AAA
Class 1-A-4(5) .........   AAA      Aaa      AAA
Class 1-A-5(5) .........   AAA      Aaa      AAA
Class 1-A-6(5) .........   AAA      Aaa      AAA
Class 1-A-7(5) .........   AAA      Aaa      AAA
Class 1-A-R ............   AAA     None      AAA
Class 2-A-1(5) .........   AAA      Aaa      AAA
Class 2-A-2 ............   AAA      Aaa      AAA
Class 2-A-3(5) .........   AAA      Aaa      AAA
Class 2-A-4(5) .........   AAA      Aaa      AAA
Class 2-A-5(5) .........   AAA      Aaa      AAA
Class 2-A-6(5) .........   AAA      Aaa      AAA
Class 2-A-7(5) .........   AAA      Aaa      AAA
Class 3-A-1(5) .........   AAA      Aaa      AAA
Class 3-A-2(5) .........   AAA      Aaa      AAA
Class 3-A-3(5) .........   AAA      Aaa      AAA
Class 3-A-4(5) .........   AAA      Aaa      AAA

Class 3-A-5(5) .........     $52,343,000     (15)     Super Senior, Pass-Through, Exchangeable
Class 3-A-6(5) .........     $19,554,000     (15)     Super Senior Support, Pass-Through, Exchangeable
Class 3-A-7(5) .........     $16,675,000     (15)     Super Senior/Super Senior Support(17), Pass-Through, Exchangeable REMIC
Class B-1 ..............     $11,125,000     (18)     Subordinated
Class B-2 ..............      $4,706,000     (18)     Subordinated
Class B-3 ..............      $5,134,000     (18)     Subordinated
Class B-4 ..............      $4,279,000     (18)     Subordinated

Non-Offered Certificates
Class B-5 ..............      $2,994,000     (18)     Subordinated
Class B-6 ..............      $2,995,000     (18)     Subordinated
Class B-7 ..............      $1,712,122     (18)     Subordinated

Class 3-A-5(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 3-A-6(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class 3-A-7(5) .........         Variable Rate               $1,000             $1   Book-Entry      January 20, 2038
Class B-1 ..............         Variable Rate              $25,000             $1   Book-Entry      January 20, 2038
Class B-2 ..............         Variable Rate              $25,000             $1   Book-Entry      January 20, 2038
Class B-3 ..............         Variable Rate              $25,000             $1   Book-Entry      January 20, 2038
Class B-4 ..............         Variable Rate              $25,000             $1   Book-Entry      January 20, 2038

Non-Offered Certificates
Class B-5 ..............         Variable Rate             N/A            N/A            N/A               N/A
Class B-6 ..............         Variable Rate             N/A            N/A            N/A               N/A
Class B-7 ..............         Variable Rate             N/A            N/A            N/A               N/A

Class 3-A-5(5) .........   AAA      Aaa      AAA
Class 3-A-6(5) .........   AAA      Aaa      AAA
Class 3-A-7(5) .........   AAA      Aaa      AAA
Class B-1 ..............   AA       Aa2      AA
Class B-2 ..............   AA      None     None
Class B-3 ..............    A      None     None
Class B-4 ..............   BBB     None     None

Non-Offered Certificates
Class B-5 ..............   BB      None     None
Class B-6 ..............    B      None     None
Class B-7 ..............   None    None     None

----------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%. The initial class balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial class balance of such class. The maximum initial class balance of a class of exchangeable REMIC Certificates represents the initial class balance of such class prior to any exchanges. The maximum initial class balance of a class of exchangeable certificates represents the maximum class balance of such class that could be issued in an exchange.

(2)   [Reserved]

(3) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the related loan group or loan groups, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(4) The offered certificates will not be issued unless they receive at least the ratings set forth in this table.

(5) Each of these classes is exchangeable, in combination with other classes or individually as specified in Appendix E to this prospectus supplement, for certain other class or classes of certificates.

(6) Interest will accrue on these certificates for each distribution date at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1. For the initial distribution date in February 2008, this rate is expected to be approximately 6.376737% per annum.

(7) While the Class 1-A-2 Certificates are outstanding, the Class 1-A-1 Certificates will have the characteristics of super senior certificates. After the class balance of the Class 1-A-2 Certificates has been reduced to zero, the Class 1-A-1 Certificates will no longer have the characteristics of super senior certificates.

(8) Interest will accrue on these certificates for each distribution date at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1 minus 0.300000%. For the initial distribution date in February 2008, this rate is expected to be approximately 6.076737% per annum.

(9) While the Class 1-A-2 Certificates are outstanding, the Class 1-A-6 Certificates will have the characteristics of super senior certificates. After the class balance of the Class 1-A-2 Certificates has been reduced to zero, the Class 1-A-6 Certificates will have the characteristics of super senior support certificates.

(10) The Class 1-A-7 and Class 2-A-7 Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $432,837,000 and $113,789,000, respectively).

(11) Interest will accrue on these certificates for each distribution date at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 2. For the initial distribution date in February 2008, this rate is expected to be approximately 6.430181% per annum.

(12) While the Class 2-A-2 Certificates are outstanding, the Class 2-A-1 Certificates will have the characteristics of super senior certificates. After the class balance of the Class 2-A-2 Certificates has been reduced to zero, the Class 2-A-1 Certificates will no longer have the characteristics of super senior certificates.

(13) Interest will accrue on these certificates for each distribution date at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 2 minus 0.300000%. For the initial distribution date in February 2008, this rate is expected to be approximately 6.130181% per annum.

(14) While the Class 2-A-2 Certificates are outstanding, the Class 2-A-6 Certificates will have the characteristics of super senior certificates. After the class balance of the Class 2-A-2 Certificates has been reduced to zero, the Class 2-A-6 Certificates will have the characteristics of super senior support certificates.

(15) Interest will accrue on these certificates for each distribution date at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 3. For the initial distribution date in February 2008, this rate is expected to be approximately 6.381758% per annum.

(16) While the Class 3-A-2 Certificates are outstanding, the Class 3-A-1 Certificates will have the characteristics of super senior certificates. After the class balance of the Class 3-A-2 Certificates has been reduced to zero, the Class 3-A-1 Certificates will no longer have the characteristics of super senior certificates.

(17) While the Class 3-A-2 Certificates are outstanding, the Class 3-A-7 Certificates will have the characteristics of super senior certificates. After the class balance of the Class 3-A-2 Certificates has been reduced to zero, the Class 3-A-7 Certificates will have the characteristics of super senior support certificates.

(18) Interest will accrue on the subordinate certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the mortgage loans in each loan group over the sum of the class balances of the senior certificates in the related group) of the weighted average of the net mortgage interest rates of the mortgage loans in each loan group. For the initial distribution date in February 2008, this rate is expected to be approximately 6.387329% per annum.

      Exchangeable REMIC Certificates                  Exchangeable Certificates
-------------------------------------------   -------------------------------------------
                   Maximum
                Initial Class
                  Balance or                                     Maximum
Exchangeable       Notional        CUSIP      Exchangeable    Initial Class      CUSIP
 REMIC Class      Amount(1)        Number         Class         Balance(1)       Number
-------------   --------------   ----------   -------------   --------------   ----------

    REMIC                                     Exchangeable
Combination 1                                 Combination 1
    1-A-3         $324,628,000   05955B AC3       1-A-1         $570,726,000   05955B AA7
    1-A-4         $108,209,000   05955B AD1
    1-A-6         $137,889,000   05955B AF6
    1-A-7         $432,837,000   05955B AG4

    REMIC                                     Exchangeable
Combination 2                                 Combination 2
    1-A-3         $324,628,000   05955B AC3       1-A-5         $432,837,000   05955B AE9
    1-A-4         $108,209,000   05955B AD1

    REMIC                                     Exchangeable
Combination 3                                 Combination 3
    2-A-3          $85,342,000   05955B AL3       2-A-1         $150,038,000   05955B AJ8
    2-A-4          $28,447,000   05955B AM1
    2-A-6          $36,249,000   05955B AP4
    2-A-7         $113,789,000   05955B AQ2

    REMIC                                     Exchangeable
Combination 4                                 Combination 4
    2-A-3          $85,342,000   05955B AL3       2-A-5         $113,789,000   05955B AN9
    2-A-4          $28,447,000   05955B AM1

    REMIC                                     Exchangeable
Combination 5                                 Combination 5
    3-A-3          $39,257,000   05955B AT6       3-A-1          $69,018,000   05955B AR0
    3-A-4          $13,086,000   05955B AU3
    3-A-7          $16,675,000   05955B AX7

      Exchangeable REMIC Certificates                  Exchangeable Certificates
-------------------------------------------   -------------------------------------------
                   Maximum
                Initial Class
                  Balance or                                     Maximum
Exchangeable       Notional        CUSIP      Exchangeable    Initial Class      CUSIP
 REMIC Class      Amount(1)        Number         Class         Balance(1)       Number
-------------   --------------   ----------   -------------   --------------   ----------

    REMIC                                     Exchangeable
Combination 6                                 Combination 6
    3-A-3          $39,257,000   05955B AT6       3-A-5          $52,343,000   05955B AV1
    3-A-4          $13,086,000   05955B AU3

    REMIC                                     Exchangeable
Combination 7                                 Combination 7
    3-A-2           $2,879,000   05955B AS8       3-A-6          $19,554,000   05955B AW9
    3-A-7          $16,675,000   05955B AX7


(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combinations may be exchanged only in the proportion that the maximum initial Class Balances or maximum initial notional amounts of such Certificates bear to one another as shown above.

      Senior Principal Distribution Amount

      The following paragraphs describe the calculation of distributions of principal on the Certificates, other than the Exchangeable Certificates. For the calculation of distributions on the Exchangeable Certificates, see "--Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates" below.

      The allocation of principal distributions to a class of Exchangeable REMIC Certificates will be made assuming no exchanges have occurred.

      With respect to the Group 1 Certificates:

      On each Distribution Date, the Securities Administrator will distribute as principal an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the Pool Distribution Amount for loan group 1 remaining after distributions of interest on the Group 1 Certificates, sequentially, as follows:

      first, to the Class 1-A-R Certificate, until its Class Balance has been reduced to zero; and

      second, concurrently, as follows:

            (i) 72.8028553503%, sequentially, to the Class 1-A-3 and Class 1-A-4 Certificates, in that order, until their Class Balances have been reduced to zero; and

            (ii) 27.1971446497%, concurrently, to the Class 1-A-2 and Class 1-A-6 Certificates, pro rata, until their Class Balances have been reduced to zero.

      With respect to the Group 2 Certificates:

      On each Distribution Date, the Securities Administrator will distribute as principal an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the Pool Distribution Amount for loan group 2 remaining after distributions of interest on the Group 2 Certificates, concurrently, as follows:

            (i) 72.8025950428%, sequentially, to the Class 2-A-3 and Class 2-A-4 Certificates, in that order, until their Class Balances have been reduced to zero; and

            (ii) 27.1974049572%, concurrently, to the Class 2-A-2 and Class 2-A-6 Certificates, pro rata, until their Class Balances have been reduced to zero.

      With respect to the Group 3 Certificates:

      On each Distribution Date, the Securities Administrator will distribute as principal an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the Pool Distribution Amount for loan group 3 remaining after distributions of interest on the Group 3 Certificates concurrently, as follows:

            (i) 72.8027595032%, sequentially, to the Class 3-A-3 and Class 3-A-4 Certificates, in that order, until their Class Balances have been reduced to zero; and

            (ii) 27.1972404968%, concurrently, to the Class 3-A-2 and Class 3-A-7 Certificates, pro rata, until their Class Balances have been reduced to zero.

      The preceding distribution priorities for a group will not apply on any Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Certificates of a group will be distributed, concurrently, as principal of the classes of Senior Certificates of that group pro rata.

      Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

      If an exchange of all or a portion of Exchangeable REMIC Certificates included in a REMIC Combination has occurred, the class of Exchangeable Certificates included in the related Exchangeable Combination will be entitled to receive its proportionate share of principal distributions allocated to such Exchangeable REMIC Certificates on each Distribution Date.

      Any amounts distributed on a Distribution Date to any class of Exchangeable Certificates will be allocated among the outstanding Certificates of such class pro rata in accordance with their respective Percentage Interests.